Exhibit 10.4

SECOND AMENDMENT TO RIGHTS AGREEMENT

This Second Amendment dated as of October 20, 2009 (this “Second Amendment”), to the Preferred Shares Rights Agreement, dated as of December 18, 2006, and amended on October 1, 2008 (as amended, the “Agreement”) is between A.P. Pharma, Inc., a Delaware corporation (the “Company”), and Computershare Trust Company N.A. (the “Rights Agent”).

Pursuant to Section 27 of the Agreement, this Amendment is being executed by the Company and the Rights Agent for the purpose of amending the Agreement as set forth below:

The Agreement is hereby amended as follows:

1.           The last sentence of Section 1(a) shall be amended and restated in its entirety by the following:

“Notwithstanding the foregoing or any provision to the contrary in this Agreement, (i) none of Tang Capital Partners LP, or its Affiliates or Associates (the “Tang Entities”) is an Acquiring Person pursuant to this Agreement, unless such Person acquires Beneficial Ownership of 34% or more of the then outstanding shares of Common Stock and (ii) none of Baker Brothers Advisors LLC, or its Affiliates or Associates (the “Baker Entities”) is an Acquiring Person pursuant to this Agreement, unless such Person acquires Beneficial Ownership of 30% or more of the then outstanding shares of Common Stock.”

2.           The last sentence of Section 1(h) shall be amended and restated in its entirety by the following:

“Notwithstanding the foregoing or any provision to the contrary in this Agreement, a Distribution Date shall not occur solely by reason of (i) the Tang Entities acquiring Beneficial Ownership of more than 20% but less than 34% of the then outstanding shares of Common Stock or (ii) the Baker Entities acquiring Beneficial Ownership of more than 20% but less than 30% of the then outstanding shares of Common Stock.”

3.           This Second Amendment shall be deemed to be entered into under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

4.           This Second Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

5.           As amended hereby, the Agreement shall remain in full force and effect.

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IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment to Rights Agreement as of the date and year first above written.

A.P. PHARMA, INC.

By: /s/ Ronald J. Prentki
Name: Ronald J. Prentki
Title: President & CEO

COMPUTERSHARE TRUST COMPANY N.A.
AS RIGHTS AGENT

By: /s/ Kelli Gwinn
Name: Kelli Gwinn
Title: Vice President